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                     October 26, 2023

       Qizhou Wu
       Chief Executive Officer and Director
       China Automotive Systems, Inc.
       No. 1 Henglong Road, Yu Qiao Development Zone
       Shashi District, Jing Zhou City, Hubei Province
       The People   s Republic of China

                                                        Re: China Automotive
Systems, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            File No. 000-33123

       Dear Qizhou Wu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              David A. Sakowitz